Exhibit 99.1

Eclipse Resources Second Quarter 2015 Operations Update and Earnings Release Information

STATE COLLEGE, PA – July 28, 2015 – (BUSINESS WIRE) – Eclipse Resources Corporation (NYSE: ECR) today announced its second quarter 2015 operational update and earnings release information.

Operational highlights from the quarter include the following:

•	Production for the second quarter averaged approximately 198.6 MMcfe per day, which was approximately 10% above the high end of its previously issued guidance range for the quarter and represented a 374% increase relative to the second quarter 2014 and a 24% sequential increase over the first quarter 2015. For the second quarter of 2015, the Company’s production mix was approximately 57% natural gas, 23% natural gas liquids and 20% oil.

•	Turned 6.3 net wells to sales, including the three-well Sawyers pad in the Dry Gas type curve area drilled with inter-lateral spacing of approximately 715 feet.

•	Drilled a dry gas Utica well in eastern Monroe Country, Ohio with a 10,220 foot lateral (21,330 foot total measured depth), its longest lateral and deepest well to date, in just 17 days from Spud to Total Depth.

•	Averaged 921 feet per day drilling with an average cost of $261 per foot, a 7% increase in footage and an 18% decrease in cost over the first quarter 2015.

•	Averaged 4.4 completion stages per day with an average cost of $127,600 per stage for the second quarter of 2015, a 33% increase in stages and a 36% decrease in per stage costs over the first quarter 2015.

•	Provided third quarter 2015 production guidance of 205 – 215 MMcfe per day.

•	Increased its full year 2015 guidance to 190-200 MMcfe per day from the previously announced range of 180 – 190 MMcfe per day, which equates to a 170% year-over-year growth rate using the midpoint of the new guidance range. This range assumes the Fuchs/Dietrich pads are not turned-to-sales until the first quarter of 2016, as previously discussed.

•	Realized natural gas price before the impact of cash settled derivatives and including transportation costs averaged $2.30 per Mcf, a $0.44 per Mcf discount to NYMEX during the quarter. Realized natural gas price after the impact of cash settled derivatives and including transportation costs averaged $3.05 per Mcf, a $0.31 premium to NYMEX during the quarter.

•	Realized oil price before the impact of cash settled derivatives averaged $45.48 per barrel, a $12.19 per barrel discount to WTI oil price during the quarter.

•	Realized natural gas liquids price, including transportation costs, averaged $14.01 per barrel, or approximately 24% of the average WTI oil price during the quarter.

Commenting on the results, Benjamin Hulburt, Chairman, President and CEO said, “We believe we had another outstanding quarter operationally. I remain very impressed with our team’s ability to once again beat production estimates, while driving drilling and completion efficiency gains. As we continue to move forward and build on this operational momentum, we have raised our full-year 2015 guidance to reflect the production growth we strongly believe we can achieve. During the quarter, we completed both our Sawyers pad and Weekender pad. The Sawyers pad includes 3 gross (3.0 net) wells, which were drilled on 715 foot inter-lateral spacing and represent our first Dry Gas spacing test. These wells were turned-to-sales at the end of the second quarter at our target start rate of approximately 2.3 Mcf per day per foot of lateral with average initial flowing pressures of 6,000 psi. While it will take time to assess the viability of this spacing test, we have commenced our testing activities and are highly focused on the performance of these wells. The Weekender pad includes 4 gross (2.9 net) wells that were drilled in 2014. These wells were completed at the end of the second quarter and will be turned-to-sales during the third quarter of 2015. With the completion of these wells, we now have 21 gross (16.8 net) wells remaining that have been drilled, but are awaiting completion. Of those remaining wells, 15.2 net wells are in the Lean Condensate window. I am also very pleased that we are outperforming our production forecasts while maintaining our spending levels at our capital budget expectations.”

Eclipse Resources continues to create what we believe to be peer-leading growth with a focus on operating and capital cost efficiencies. Based on current market conditions, the Company expects to continue to maintain its one rig program for the remainder of the year. The Company expects to drill an additional 24 gross (10.1 net) wells, complete 19 gross (8.9 net) wells and turn 23 gross (7.2 net) wells to sales in the second half of 2015. Most recently, on the eight well Fuchs/Dietrich pad, the Company drilled a Utica well in 15 days, which was one of its fastest well drilling operations to date in the dry gas Utica. For the second quarter, the Company drilled 8 gross (4.3 net) wells, completed 15 gross (7.5 net) wells and turned 19 gross (6.5 net) wells to sales.

Subsequent to the second quarter-end, the Company added to its existing commodity hedging portfolio with a NYMEX natural gas collar with a $3.00 floor and $3.50 ceiling for 30,000 MMBtu per day for the period January 2016 through December 2017. This trade, along with the Company’s existing contracts, provides Eclipse with natural gas hedges representing approximately 70% of its projected production from proved developed producing properties for 2016 with an average floor price of $3.30 per Mcf.

The Company plans to issue its second quarter 2015 financial results after the market close on Wednesday, August 12, 2015. A conference call to review the financial and operational results is scheduled for Thursday, August 13th at 10:00am Eastern Time. To participate in the call, please dial 877-709-8150 or 201-689-8354 for international callers and reference Eclipse Resources Second Quarter 2015 Earnings Call. A replay of the call will be available through September 7th, 2015. To access the phone replay, dial 877-660-6853 or 201-612-7415 for international callers. The conference ID is 13615045. A live webcast of the call may be accessed through the Investor Center on the Eclipse Resources’ website at www.eclipseresources.com. The webcast will be archived for replay on the Company’s website for six months.

About Eclipse Resources

Eclipse Resources is an independent exploration and production company engaged in the acquisition and development of oil and natural gas properties in the Appalachian Basin, including the Utica and Marcellus Shales.

Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of federal securities laws. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Company’s control. All statements, other than historical fact included in this press release, are forward-looking statements. All forward-looking statements speak only as of the date of this press release. Although the Company believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

The Company cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to, legal and environmental risks, drilling and other operating risks, regulatory changes, commodity price volatility, inflation, lack of availability of drilling, production and processing equipment and services, counterparty credit risk, the uncertainty inherent in estimating natural gas, NGLs and oil reserves and in projecting future rates of production, cash flow and access to capital, risks associated with the Company’s level of indebtedness, the timing of development expenditures and the other risks described in the Company’s filings with the Securities and Exchange Commission.

Contact:

Eclipse Resources Corporation

Douglas Kris, Vice President: Investor Relations, 814-325-9754

dkris@eclipseresources.com